UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2
A10 NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

A10 NETWORKS, INC.
2300 ORCHARD PARKWAY
SAN JOSE, CALIFORNIA 95131
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10 a.m. Pacific Time on Thursday, April 29, 2021
Dear Stockholders of A10 Networks, Inc.:
The 2021 annual meeting of stockholders (the “Annual Meeting”) of A10 Networks, Inc., a Delaware corporation, will be held on Thursday, April 29, 2021 at 10:00 a.m. Pacific Time, at 2300 Orchard Parkway, San Jose, California, for the following purposes, as more fully described in the accompanying proxy statement:
1.
To elect each of the director nominees named in the accompanying proxy statement, to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in the accompanying proxy statement;
3.	To ratify the appointment of Armanino LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors has fixed the close of business on March 5, 2021 as the record date for the Annual Meeting. Only stockholders of record on March 5, 2021 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. If you plan on attending the Annual Meeting as a stockholder, please follow the instructions on page 3 of the proxy statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON April 29, 2021 – THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT http://www.proxyvote.com. We are mailing a notice of availability over the Internet of the proxy materials which contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy.
Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of A10 Networks, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.
By order of the Board of Directors,

Dhrupad Trivedi
President, Chief Executive Officer and Chairperson
San Jose, California
March 17, 2021

We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing Definitive Additional Materials with the SEC along with notice of the change(s) to the Annual Meeting, and details on how to participate will be available at www.proxydocs.com and http://investors.a10networks.com

i

A10 NETWORKS, INC.
PROXY STATEMENT
FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10:00 a.m. Pacific Time on Thursday, April 29, 2021
This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2021 annual meeting of stockholders of A10 Networks, Inc., a Delaware corporation (the “Company”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, April 29, 2021 at 10:00 a.m. Pacific Time, at 2300 Orchard Parkway, San Jose, California. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about March 17, 2021 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
What matters am I voting on?
You will be voting on:
•
the election of the director nominees named in this proxy statement, to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;

•	a proposal to approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in this proxy statement;
•	the ratification of the appointment of Armanino LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and
•	any other business as may properly come before the Annual Meeting.
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends a vote:
•	“FOR” the election of each of the director nominees;
•	“FOR” the approval, on an advisory and non-binding basis, of the compensation of our named executive officers as described in this proxy statement; and
•	“FOR” the ratification of the appointment of Armanino LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021.
Who is entitled to vote?
Holders of our common stock as of the close of business on March 5, 2021, the record date, may vote at the Annual Meeting. As of the record date, there were 77,010,106 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
How many votes are needed for approval of each proposal?
•
Proposal No. 1: The election of directors requires a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, meaning that the nominees who receive the largest number of votes cast “for” their election are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of “withhold” votes or broker non-votes) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•
Proposal No. 2: The approval, on an advisory and non-binding basis, of the compensation of our named executive officers as described in this proxy statement requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions are considered as a vote “against” the proposal because an abstention represents a share entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. You may vote “for,” “against” or abstain” on this proposal.

•
Proposal No. 3: The ratification of the appointment of Armanino LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions are considered as a vote “against” the proposal because an abstention represents a share entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. You may vote “for,” “against” or abstain” on this proposal.

What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or represented by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on April 28, 2021 (have your proxy card in hand when you visit the website);
•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);
•	by completing and mailing your proxy card (if you received printed proxy materials); or
•	by written ballot at the Annual Meeting.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•	entering a new vote by Internet or by telephone;
•	returning a later-dated proxy card;
•	notifying the Secretary of A10 Networks, Inc., in writing, at A10 Networks, Inc., 2300 Orchard Parkway, San Jose, California 95131; or
•	completing a written ballot at the Annual Meeting.
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting in person?
To attend the meeting, you must be a holder of Company shares as of the record date of March 5, 2021. If you plan to attend, please notify the Company no later than April 28, 2021 at 5:00 p.m. Pacific Time by contacting Jaime Garcia (jgarcia@a10networks.com).
On the day of the meeting, you may be required to present a valid picture identification such as a driver’s license or passport and you may be denied admission if you do not. Please note that seating is limited. Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting.
We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing Definitive Additional Materials with the SEC along with notice of the change(s) to the Annual Meeting, and details on how to participate will be available at www.proxydocs.com and http://investors.a10networks.com.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Dhrupad Trivedi, Brian Becker and Robert Cochran have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to provide our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about March 17, 2021 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual stockholder meetings. All stockholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail.
How are proxies solicited for the Annual Meeting?
Our board of directors, officers and other employees may be soliciting proxies for use at the Annual Meeting by personal interview, telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for solicitation and all expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor we will pay the customary costs associated with such engagement.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Armanino LLP. Your broker will not have discretion to vote on any other proposal absent direction from you.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to such Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding,” which allows us to deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:
A10 Networks, Inc.
Attention: Investor Relations
2300 Orchard Parkway
San Jose, California 95131
(408) 325-8668
Street name stockholders may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered at our 2022 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices prior to certain deadlines. Those deadlines vary based upon when we actually hold our 2022 annual meeting and also whether the stockholder intends the proposal to be included in our proxy statement for the meeting.

Proposals Intended to be Included in our Proxy Statement
For a stockholder proposal to be considered for inclusion in our proxy statement for the 2022 annual meeting, our Secretary must receive the written proposal at our principal executive offices no later than November 17, 2021. In addition, stockholder proposals must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
A10 Networks, Inc.
Attention: Secretary
2300 Orchard Parkway
San Jose, California 95131
Proposals Not Intended to be Included in our Proxy Statement
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal at an annual meeting of stockholders but who do not intend for the proposal to be included in our proxy statement for the meeting. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in the bylaws.
If we hold the 2022 annual meeting no more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, then, for a stockholder proposal to be considered at the 2022 annual meeting, our Secretary must receive the written notice at our principal executive offices at the above address:
•	no earlier than January 1, 2022; and
•	no later than the close of business on January 31, 2022.
If we hold the 2022 annual meeting more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, then our Secretary must receive the written notice no earlier than the close of business on the 120th day before the actual date of the 2022 annual meeting and no later than the close of business on the later of the following two dates:
•	the 90th day prior to the 2022 annual meeting; or
•	the 10th day following the day on which we first announce publicly the date of the 2022 annual meeting.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear at such annual meeting to present such proposal, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, a stockholder must provide the information required by our bylaws and give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “—Proposals Not Intended to be Included in our Proxy Statement.”
Availability of Bylaws
You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our board of directors, which is currently composed of six members. On March 12, 2021, director J. Michael Dodson notified our board of directors that he would not stand for re-election at the Annual Meeting. Following receipt of such notice, on March 15, 2021, our board of directors approved a decrease in the authorized number of directors to five, effective as of immediately following the end of Mr. Dodson’s term as a director, and as of immediately prior to the commencement of the Annual Meeting. Five of the six individuals currently serving as directors are independent within the meaning of the listing standards of the New York Stock Exchange.
The following table sets forth the names, ages and certain other information for each of our directors and director nominees as of March 17, 2021:
Name	Age	Director Since	Position
Dhrupad Trivedi	54	2019	President, Chief Executive Officer and Chairperson
Tor R. Braham(1)(2)	63	2018	Director
Peter Y. Chung(1)(2)(3)	53	2013	Director
J. Michael Dodson(1)	60	2020	Director
Mary Dotz(1)	62	2020	Director
Eric Singer(2)(3)	47	2019	Director
(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee
Nominees for Director
Dhrupad Trivedi joined A10 Networks in December 2019 as president and chief executive officer. Mr. Trivedi was also appointed as a member of our board of directors in December 2019 and as Chairperson of the board in September 2020. From March 2013 to November 2019, Dr. Trivedi served as President, Network Solutions – Industrial IT/IOT and Cybersecurity at Belden Inc., a manufacturer of networking, connectivity, and cable products, and also served as a corporate vice president from January 2010 to March 2013. Prior to this, he held multiple general management and corporate development roles at JDS Uniphase. Mr. Trivedi holds a Ph.D. in electrical engineering from University of Massachusetts, Amherst, a master’s degree in electrical engineering from University of Alabama and an MBA in finance from Duke University. Mr. Trivedi brings global leadership experience across multiple businesses and is passionate about driving leading technology businesses to win by creating value for customers.
Tor R. Braham has served as a member of our board of directors since March 2018. He is currently a director of Altaba Inc., an independent, non-diversified, closed-end management investment company, Viavi Solutions Inc., a network and service enablement and optical coatings company and Live Oak Acquisition Corp II, a blank check acquisition corporation. He previously served as a member of the board of directors of Yahoo!, a provider of web services from April 2016 to June 2017, NetApp, Inc., a computer storage and data management company, from September 2013 to March 2016, Sigma Designs, Inc., an integrated circuit provider for the home entertainment market, from June 2014 to August 2016 and Live Oak Acquisition Corp from February 2020 to December 2020. Mr. Braham served as Managing Director and Global Head of Technology Mergers and Acquisitions for Deutsche Bank Securities Inc., an investment bank, from 2004 until November 2012. From 2000 to 2004, he served as Managing Director and Co-Head of West Coast U.S. Technology, Mergers and Acquisitions for Credit Suisse First Boston, an investment bank. Prior to that role, Mr. Braham served as an investment banker with Warburg Dillon Read LLC and as an attorney at Wilson Sonsini Goodrich & Rosati. Mr. Braham has specific attributes that qualify him to serve as a member of our board of directors, including his extensive financial experience and knowledge of the technology industry gained through his service as an investment banker and lawyer to technology companies, as well as his service on public and private company boards.
Peter Y. Chung has served as a member of our board of directors since June 2013. Mr. Chung is a Managing Director and Chief Executive Officer of Summit Partners, L.P., where he has been employed since 1994. He is currently a director of Acacia Communications and MACOM Technology Solutions Holdings, Inc. as well as several privately-held companies. Mr. Chung has an M.B.A. from the Stanford University Graduate School of Business and an A.B. in Economics from Harvard University. Mr. Chung has specific attributes that qualify him to serve as a member of our board of directors, including his experience in investment banking, private equity and venture capital investing and in the communications technology sector, as well as his prior service on public and private company boards.
Eric Singer has served as a member of our board of directors since July 2019 and as our lead independent director since September 2021. Mr. Singer is a founder and Managing Member of VIEX Capital Advisors, a securities investment firm. In addition to a long track record as a successful investor in technology companies, Mr. Singer has substantial experience serving on public boards and in assisting them in creating and expanding shareholder value. Mr. Singer is currently a director of Immersion Corporation, a developer and licensor of touch feedback technology company, and previously served on the boards of directors of Quantum Corporation, a video data storage and management company, Numerex Corp., a provider of managed machine-to-machine enterprise solutions enabling the Internet of Things, RhythmOne plc and YuMe, Inc., each a provider of brand video advertising software and audience data, Support.com, Inc., a provider of tech support and support center services, Meru Networks, Inc., a Wi-Fi network solutions company, PLX Technology, Inc., a PCI Express and ethernet semiconductor company, and Sigma Designs, Inc., an integrated circuit provider for the home entertainment market, among other companies. Mr. Singer has a B.A. from Brandeis University. Mr. Singer has specific attributes that qualify him to serve as a member of our board of directors, including his extensive financial and operating experience and knowledge of the technology industry gained through his service on numerous public company boards.
Mary Dotz has served as a member of our board of directors since December 2020. Since February 2021 she has served as Chief Operating Officer, Chief Financial Officer, and a member of the Board of Directors of Twist Investment Corporation, a special purpose acquisition company. Ms. Dotz has served as an independent business advisor to public and private technology companies since December 2013. In connection with such advisory services, from August 2019 to July 2020, Ms. Dotz served as Interim Chief Financial Officer of Anatomage, Inc., a 3D anatomy visualization company. From March 2012 to November 2013, Ms. Dotz served as Chief Financial Officer of Alpha and Omega Semiconductor Inc., a global supplier of power semiconductors. Prior to joining Alpha and Omega Semiconductor Inc., Ms. Dotz, served as Chief Financial Officer of Adaptec, Inc. a global provider of data center storage solutions, from March 2008 until May 2011 following its acquisition. Ms. Dotz served as Chief Financial Officer of Beceem Communications, Inc., a wireless base station provider, from October 2005 to March 2008. In addition, Ms. Dotz served as Chief Financial Officer of Pinnacle Systems, Inc., a supplier of digital video products, from January 2005 until August 2005 until it was acquired. From October 2000 to January 2005, Ms. Dotz held management positions in finance, including Interim Chief Financial Officer, Corporate Controller and Vice President Finance, at NVIDIA Corporation, a global semiconductor company. Ms. Dotz also previously held finance positions at Advanced Micro Devices, Inc., Nissan North America, Inc. and Unocal Corporation. Ms. Dotz holds a Bachelor of Science degree in Business Administration from San Diego State University and a Master of Business Administration degree from the University of Southern California. Ms. Dotz has specific attributes that qualify her to serve as a member of our board of directors, including her extensive financial and management experience gained through her service as an executive of numerous public companies.
Director Independence
Our common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange. In addition, compensation committee members must also satisfy the independence criteria set forth under the listing standards of the New York Stock Exchange.
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that all of our directors other than Mr. Trivedi, our chief executive officer, are “independent” as that term is defined under the listing standards of the New York Stock Exchange and do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors considered the current and prior relationships that each director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”
Board Leadership Structure
The Board is committed to strong, independent Board leadership and oversight of management’s performance. In addition to having substantially all of its members be independent under applicable listing standards and SEC standards, our current Board includes an affiliate from our two largest stockholders as of February 28, 2021. The Board believes that whether to have the same person occupy the offices of Chairperson of the Board and Chief Executive Officer should be decided by the Board, from time to time, in its business judgment after considering relevant factors, including the specific needs of the business and what is in the best interests of our stockholders. If the Chairperson is an employee, the Board may appoint a lead independent director to help ensure robust independent leadership on the Board.
The Chairperson of the Board has the powers and duties customarily and usually associated with the office of the chairperson of the board, including setting the schedule and agenda for Board meetings and presiding at meetings of the Board and meetings of our stockholders, unless a Chairperson of a stockholder meeting is otherwise appointed by the Board. The Chairperson also has the authority to call special meetings of our stockholders. If our Chairperson is an independent, non-employee director, the Chairperson has the responsibilities of the lead independent director.
Mr. Trivedi currently serves as both Chairperson of our board of directors and our Chief Executive Officer. Our board believes that the current board leadership structure provides effective independent oversight of management while allowing our board and management to benefit from Mr. Trivedi’s leadership and years of experience as an executive in multiple global high technology industries including networking, cloud, IOT and cybersecurity. Mr. Trivedi is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. Trivedi possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing our company.
Lead Independent Director
Our lead independent director has the responsibility to schedule and prepare agendas for meetings of the outside directors. The lead independent director may communicate with our Chief Executive Officer, disseminate information to the rest of the Board in a timely manner, raise issues with management on behalf of the outside directors when appropriate, and facilitate communications between management and the outside directors. In addition, the lead independent director may have other responsibilities, including calling meetings of outside directors when necessary and appropriate, being available, when appropriate, for consultation and direct communication with our stockholders, building a productive relationship between the Board and the Chief Executive Officer, ensuring the Board fulfills its oversight responsibilities in our strategy, risk oversight and succession planning, and performing such other duties as the Board may from time to time designate.
Mr. Singer serves as our lead independent director. In this role, Mr. Singer presides over periodic meetings of our independent directors, serves as a liaison between our chairperson of the board of directors and the independent directors, and performs such additional duties as our board of directors may otherwise determine and delegate.
Board Meetings and Committees
During our fiscal year ended December 31, 2020, the board of directors held four (4) meetings (including regularly scheduled and special meetings) and acted by written consent ten (10) times. Throughout the year, directors met frequently to discuss our operations, the impact of Covid-19 on our business, strategic matters and other business. In many instances, these meetings resulted in formal board action approved by unanimous written consent. In other instances, these meetings resulted in our board of directors providing input to our management team throughout the year. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Five of our directors attended our 2020 annual meeting of stockholders. Our board of directors has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of these committees is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.
Audit Committee
The audit committee is currently comprised of Messrs. Braham, Chung, Dodson and Ms. Dotz. Mr. Dodson is currently the chair of the audit committee. Our board of directors has determined that each of the members of this committee satisfies the requirements for independence and financial literacy under the applicable rules and regulations of the New York Stock Exchange and the SEC. Our board of directors has also determined that Messrs. Chung, Dodson and Ms. Dotz each qualify as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of the New York Stock Exchange.
The audit committee is responsible for, among other things:
•	selecting and hiring our registered public accounting firm;
•	evaluating the performance and independence of our registered public accounting firm;
•	approving the audit and pre-approving any non-audit services to be performed by our registered public accounting firm;
•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;
•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;
•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements, and our publicly filed reports;
•	reviewing and approving in advance any proposed related person transactions; and
•	preparing the audit committee report to be included in our annual proxy statement as required by the SEC.
The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the charter of the audit committee is available on our website at http://investors.a10networks.com. During 2020, the audit committee held four (4) meetings and acted by written consent two (2) times.
Compensation Committee
The compensation committee currently consists of Messrs. Braham, Chung and Singer. Mr. Chung is the chair of the compensation committee. Our board of directors has determined that each member of this committee is independent under the applicable rules and regulations of the New York Stock Exchange and the SEC, a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended.
The compensation committee is responsible for, among other things:
•
reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements, and any other benefits, compensation or arrangements;

•	evaluating director compensation and making recommendations to the board of directors regarding such compensation;
•	administering our equity compensation plans;

•	overseeing our overall compensation philosophy, compensation plans, and benefits programs; and
•	preparing the compensation committee report to be included in our form 10-K or annual proxy statement as required by the SEC.
The compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of the compensation committee is available on our website at http://investors.a10networks.com. During 2020, the compensation committee held four (4) meetings and acted by written consent six (6) times.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee currently consists of Messrs. Chung, and Singer. Mr. Singer is the chair of the nominating and corporate governance committee. Our board of directors has determined that each member of this committee meets the requirements for independence under the rules of the New York Stock Exchange.
The nominating and corporate governance committee is responsible for, among other things:
•	evaluating and making recommendations regarding the composition, organization, and governance of our board of directors and its committees;
•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;
•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and
•
reviewing actual and potential conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee, and approving or prohibiting any involvement of such persons in matters that may involve a conflict of interest.

The nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of the nominating and corporate governance committee is available on our website at http://investors.a10networks.com. During 2020, the nominating and corporate governance committee held two (2) meetings and acted by written consent three (3) times.
Compensation Committee Interlocks and Insider Participation
Messrs. Braham, Chung and Singer are the current members of our compensation committee. None of the members of our compensation committee is or has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our board of directors.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity (including, but not limited to, diversity of gender, ethnicity, race, international background and life experience), independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection. The Company is committed to diversity at all levels, including with our directors, and our nominating and corporate governance committee is committed to considering diversity, including gender diversity, in identifying future candidates for nomination to the board. Fifty percent of our directors currently, and sixty percent of our directors following the Annual Meeting, self-identify as being from one or multiple diverse groups.
Stockholder Recommendations for Nominations to the Board of Directors
Our nominating and corporate governance committee will consider candidates for director recommended by stockholders so long as such recommendations comply with our amended and restated certificate of incorporation currently in effect and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include, amongst other things provided in our Bylaws, information about the candidate, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Any nomination should be sent in writing to our Secretary at A10 Networks, Inc., 2300 Orchard Parkway, San Jose, CA 95131. If we hold the 2022 annual meeting of stockholders no more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, then our Secretary must receive the written nomination;
•	no earlier than January 1, 2022; and
•	no later than the close of business on January 31, 2022.
If we hold the 2022 annual meeting more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, then our Secretary must receive the written nomination no earlier than the close of business on the 120th day before the actual date of the 2022 annual meeting and no later than the close of business on the later of the following two dates:
•	the 90th day prior to the 2022 annual meeting; or
•	the 10th day following the day on which we first announce publicly the date of the 2022 annual meeting.
Communications with the Board of Directors
Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel at A10 Networks, Inc., 2300 Orchard Parkway, San Jose, CA 95131, Attn: General Counsel. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, forward such communications to the member or members of our board of directors to whom such communications were directed, or if none is specified, to the Chairperson of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website under Governance Documents at http://investors.a10networks.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.
Compensation Governance
Hedging and Pledging
Pursuant to our Insider Trading Policy, all employees (including directors) are prohibited from engaging in transactions in publicly traded options and other derivative securities with respect to our common stock, including any hedging or similar transaction designed to decrease the risks associated with holding company securities. Our directors and named executive officers are also prohibited from pledging company securities as collateral or holding company securities in a margin account.
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well as at such other times as they deemed appropriate.
While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures, and legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risks associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.
Director Compensation
Equity Compensation
Each non-employee director who first joins our board of directors will be granted an initial equity award with a value of $225,000. On the date of each annual meeting of stockholders, each continuing non-employee director will be granted an annual equity award with a value of $150,000. However, a continuing non-employee director who, as of the date of our annual stockholder meeting, has not served as a board member for the entire 12-month period prior to the annual stockholder meeting will receive an annual award with a value that is prorated based on the number of months the director served during the prior year. The initial and annual equity awards will be granted in the form of restricted stock units, and the number of shares to be granted pursuant to such equity awards will be determined by the closing price of a share of our common stock on the New York Stock Exchange on the grant date. A non-employee director who is not continuing as a director following an annual stockholder meeting will not receive an annual equity award at such meeting.
The initial equity award will be scheduled to vest in three, equal, annual installments from the date the non-employee director joins our board of directors, subject to continued service with us through each such date. Each annual equity award will vest as to 100% of the underlying shares on the earlier of the one-year anniversary of the award’s grant date or the date of our next annual stockholder meeting, subject to continued service with us through such date.
Cash Compensation
Our board of directors approved the following annual compensation package for our non-employee directors:
Annual Cash Retainer ($)
Annual retainer	30,000
Additional retainer for audit committee chair	20,000
Additional retainer for audit committee member	7,500
Additional retainer for compensation committee chair	12,000
Additional retainer for compensation committee member	5,000
Additional retainer for nominating and governance committee chair	7,500
Additional retainer for nominating and governance committee member	3,500
Additional retainer for non-executive chairperson of the board of directors(1)	30,000
Additional retainer for independent lead director	15,000
(1)	During 2020, we had an executive chairperson of the board. Accordingly, no payment was made in relation to this position in 2020.
Director Compensation for 2020
The following table provides information regarding the total compensation that was paid by the Company to each of our non-employee directors in 2020. None of our non-employee directors were granted option awards in 2020.
Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Tor R. Braham	42,500	149,994	192,494
Peter Y. Chung	49,793	149,994	199,747
J. Michael Dodson(3)	41,184	262,492	303,676
Mary Dotz(4)	411	224,997	225,408
Alan S. Henricks(5)	23,761	0	23,761
Phillip J. Salsbury(6)	5,517	0	5,517
Eric Singer	47,132	124,996	172,128
(1)
The aggregate number of shares of our common stock subject to stock awards outstanding at December 31, 2020, for each non-employee director is as below. There were no outstanding stock options held by non-employee directors as of December 31, 2020:

Name	Aggregate Number of Stock Awards Outstanding at December 31, 2020 (#)
Tor R. Braham	33,403
Peter Y. Chung	21,865
J. Michael Dodson	37,245
Mary Dotz	22,299
Alan S. Henricks	0
Phillip J. Salsbury	0
Eric Singer	38,301
(2)
The amount reported in the Stock Awards column is the aggregate grant date fair value of the stock award, computed in accordance with equity compensation provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. As required by the rules of the SEC, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. Note that the amount reported in this column does not correspond to the actual economic value that may be received by the director from the award.

(3)	Mr. Dodson was appointed to the board of directors in February 2020. Mr. Dodson received both an initial equity award and an annual equity award during 2020.
(4)	Ms. Dotz was appointed to the board of directors in December 2020, at which time she received an initial equity award.
(5)	Mr. Henricks resigned from the board of directors in May 2020.
(6)	Mr. Salsbury resigned from the board of directors in February 2020.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of six members. On March 12, 2021, director Michael J. Dodson notified our board of directors that he would not stand for re-election at the Annual Meeting. Following receipt of such notice, on March 15, 2021, our board of directors approved a decrease in the authorized number of directors to five, effective as of immediately following the end of Mr. Dodson’s term as a director, and as of immediately prior to the commencement of the Annual Meeting. At the Annual Meeting, each of the five recommended nominees, if elected, will serve for a one-year term. Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal.
Nominees
As recommended by the nominating and corporate governance committee, the board’s nominees for election to the board are the following current members of the board: Tor R. Braham, Peter Y. Chung, Mary Dotz, Eric Singer and Dhrupad Trivedi. If elected, each nominee would hold office until the annual meeting to be held in 2022 and until their successor is elected and qualified or until their earlier death, resignation or removal. For information concerning the nominee, please see the section titled “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of the nominees listed above. Each nominee has advised us that they are willing to serve on our board of directors, if elected; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
The election of each director requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED
EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires us to obtain an advisory vote (non-binding) from our stockholders on the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.
The Say-on-Pay vote is advisory, and therefore is not binding on us, the compensation committee or our board of directors. However, the Say-on-Pay vote will provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis” beginning on page 21 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2021 Annual Meeting pursuant to Item 402 of Regulation S-K and other compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”
Vote Required
The approval, on an advisory and non-binding basis, of the compensation of our named executive officers as described in this proxy statement requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions are considered as a vote “against” the proposal because an abstention represents a share entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. You may vote “for,” “against” or abstain” on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the board of directors has appointed Armanino LLP (“Armanino”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2021. Armanino has served as our independent registered public accounting firm since September 2019 and audited our consolidated financial statements for our fiscal year ended December 31, 2019 and 2020. Representatives of Armanino will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of Armanino as our independent registered public accounting firm for our fiscal year ending December 31, 2021. The audit committee is submitting the appointment of Armanino to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If our stockholders do not ratify the appointment of Armanino, our board of directors may reconsider the appointment.
Notwithstanding the appointment of Armanino and even if our stockholders ratify the appointment, the audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if the audit committee believes that such a change would be in the best interests of the Company and its stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to the Company by Armanino for our fiscal year ended December 31, 2020 and 2019.
	2020	2019
Audit Fees(1)	$806,950	$277,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	$806,950	$277,000
(1)
Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.

(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.
(4)	All Other Fees consist of permitted services other than those that meet the criteria above.
Auditor Independence
In our fiscal year ended December 31, 2020, there were no other professional services provided by Armanino, other than those listed above, that would have required the audit committee to consider their compatibility with maintaining the independence of Armanino.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, the audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to Armanino for our fiscal year ended December 31, 2020 and 2019 were pre-approved by the audit committee.

Vote Required
The ratification of the appointment of Armanino requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
THE APPOINTMENT OF ARMANINO LLP.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on our website at http://investors.a10networks.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our consolidated financial statements. Our independent registered public accounting firm is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•	reviewed and discussed the audited financial statements with management and Armanino;
•	discussed with Armanino the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board; and
•
received the written disclosures and the letter from Armanino required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Armanino its independence.

Based on the audit committee’s review and discussions with management and Armanino, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the Securities and Exchange Commission.
Respectfully submitted by the members of the audit committee of the board of directors:
J. Michael Dodson (Chair)
Tor R. Braham
Peter Y. Chung
Mary Dotz
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 17, 2021. Officers are elected by our board of directors to hold office until their successors are elected and qualified. There are no family relationships among any of our directors or executive officers.
Name	Age	Position
Dhrupad Trivedi	54	President, Chief Executive Officer and Chairperson
Brian Becker	47	Chief Financial Officer
Matthew Bruening	55	Executive Vice President, Worldwide Sales and Marketing
Robert Cochran	63	Executive Vice President, Legal and Corporate Collaboration, Chief Risk Compliance Officer and Secretary
Dhrupad Trivedi is also a director of our company. Please see the section titled “Board of Directors and Corporate Governance” for his background and experience.
Brian Becker has served as our Chief Financial Officer since February 2021. He was appointed Interim Chief Financial Officer in September 2019 and served as Vice President and Corporate Controller from January 2018 until such appointment. Prior to joining our company, Mr. Becker served as Vice President, Accounting and Corporate Controller for YuMe, Inc., a provider of brand video advertising software and audience data, from June 2014 to December 2017, and as Director, Revenue and Cost Accounting, from August 2013 to June 2014. He also served in various roles within Revenue Accounting at Symantec Corporation, a cybersecurity software and services company, from 2010 through 2012. Mr. Becker began his career in public accounting at Ernst & Young, LLP in San Jose, California. Mr. Becker is a certified public accountant licensed by the California Board of Accountancy and holds a B.A. in Business Economics from the University of California, Santa Barbara.
Matt Bruening has served as our Executive Vice President, Worldwide Sales and Marketing since January 2021, and, prior to that, served as our Executive Vice President, Worldwide Sales since April 2020. Mr. Bruening was previously Senior Vice President of Sales at Endgame, an endpoint security company since September 2017. Prior to Endgame, from July 2009 to June 2017 he served as Vice President, Enterprise Security Sales/ Americas at SecureWorks Corporation, an internet security company. From 2001-2004, Mr. Bruening was Vice President, Global Sales at Applied Innovation, a publicly traded company delivering network management solutions to major service providers. Mr. Bruening is a graduate of John Carroll University and holds numerous executive and sales leadership certifications.
Robert Cochran has served as our Executive Vice President, Legal and Corporate Collaboration since November 2016, our Chief Risk Compliance Officer since October 2016 and Secretary since August 2004. He previously served as our Vice President, Legal and Corporate Collaboration from January 2012 to November 2016 and as a member of our board of directors from April 2012 to November 2018. Mr. Cochran currently serves as a director of Techpoint, Inc., a fabless semiconductor company that designs, markets, and sells mixed-signal integrated circuits for HD video applications in the security surveillance and automotive markets. From January 1993 to January 2012, Mr. Cochran was an attorney in private practice in Woodside, California, where he had served as our outside legal counsel since our incorporation until he joined us in 2012. From 2004 to 2010, Mr. Cochran served as a director of Techwell, Inc., a fabless semiconductor company that designed, marketed, and sold mixed-signal integrated circuits. Mr. Cochran has a J.D. from Harvard Law School and an A.B. in Economics from Harvard University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program. The following persons are collectively referred to in this Compensation Discussion and Analysis and the accompanying compensation tables as our “named executive officers”:
Name	Position
Dhrupad Trivedi	President and Chief Executive Officer
Brian Becker(1)	Chief Financial Officer
Matthew Bruening(2)	Executive Vice President, Worldwide Sales and Marketing
Robert Cochran	Executive Vice President, Legal and Corporate Collaboration, Chief Risk Compliance Officer and Secretary
Gunter Reiss(3)	Former Vice President, Worldwide Marketing
Tom Constantino(4)	Former Executive Vice President, Chief Financial Officer
(1)
Mr. Becker was appointed as Interim Chief Financial Officer effective September 17, 2020 and as Chief Financial Officer effective February 16, 2021. Prior to that Mr. Becker served as our Vice President and Corporate Controller.

(2)	Mr. Bruening joined the Company as Executive Vice President, Worldwide Sales in April 2020. Effective January 1, 2021 he assumed the role of Executive Vice President, Worldwide Sales and Marketing.
(3)	Mr. Reiss resigned effective December 31, 2020.
(4)	Mr. Constantino resigned effective September 17, 2020.
Executive Summary
Our products and services address networking and security technology requirements. We are well positioned to help our customers address the emerging themes of an increasingly complex cybersecurity landscape and new technology to support changing consumption trends. We have navigated challenges related to the pandemic and associated economic disruptions and have positioned A10 Networks for consistent organic growth and increased profitability. Our business philosophy is to build long-term value and we are committed to drive growth and improve profitability. Our executive compensation philosophy is focused on real pay delivery through revenue and operating margin growth that drives total shareholder return and aligns employees with customers and stockholders.
Financial Summary and Compensation Highlights
Our 2020 fiscal year was a year focused on driving growth and profitability with consistent operational excellence and execution amidst a challenging environment] and our compensation decisions were consistent with our financial performance, including the following:
•
Our 2020 fiscal year revenue was $225.5 million, which exceeded the minimum threshold of the revenue portion of our corporate performance goals under our 2020 Executive Cash Incentive Plan. As a result, bonuses were earned at 61% based on the revenue portion of our corporate performance, which accounts for 70% of the payout under the 2020 Executive Cash Incentive Plan.

•
Our 2020 fiscal year adjusted EBITDA was $45.6 million, which exceeded the maximum threshold corporate performance goals under our 2020 Executive Cash Incentive Plan. As a result, bonuses were earned at 140% based on the adjusted EBITDA portion of our corporate performance, which accounts for 30% of the payout under the 2020 Executive Cash Incentive Plan.

•
75% of the 2020 long-term equity incentive awards to our current Chief Executive Officer, 80% of such awards to our Executive Vice President of Worldwide Sales and 70% of such awards to our other named executive officers were performance-based with rigorous performance goals and targets.

Compensation Practices
We are committed to sound executive compensation policies and practices, as highlighted in the following table.
Prohibition of hedging, pledging, and short sales	We prohibit short sales, transactions in derivatives, hedging, and pledging of our securities by our named executive officers.
Double-trigger and retention-oriented change in control provisions	We have double-trigger change in control provisions in place with our named executive officers that encourage retention.
At-will employment	We employ our named executive officers at will.
No retirement vesting	We do not include retirement vesting provisions in equity awards.
No pension or other special benefits	We do not provide pensions or supplemental executive retirement, health, or insurance benefits.
No change in control payments	We do not offer change of control payments or gross-up payments for related excise taxes.
No perquisites	We generally do not provide any perquisites to our named executive officers.
No repricing	We do not allow repricing of stock options without shareholder approval.
Annual compensation risk assessment	Our compensation committee conducts an annual risk assessment of our compensation program.
Independent compensation consultant	When needed, our compensation committee has directly retained an independent compensation consultant that performs no services for us other than services for our compensation committee.
Compensation Philosophy
We compensate for achievement of short-term and long-term financial and operating goals and have reasonable base salaries, limited perquisites, and no pensions or gross-up payments. Our compensation program is designed to attract and retain the best available personnel for positions of substantial responsibility, provide incentives for such persons to perform to the best of their abilities, and to promote the success of our business.
The following table identifies the main elements of our executive compensation program and the rationale for each:
Element of Compensation	Rationale
Base Salary	To provide compensation to our named executive officers for services based on their experience and past performance
Non-Equity Incentive Plan Compensation	To motivate and reward our named executive officers for focusing on individual and company objectives that drive increased stockholder value
Equity Compensation	To align our named executive officers’ interests with the long-term interests of our stockholders and to promote the retention of our named executive officers
Compensation Components
The following sections describe each component of our executive compensation program, provide the rationale for each component, and explain how the compensation amounts and awards were determined for 2020.
Base Salary
Base salary is the primary fixed component of our named executive officers’ compensation. We use base salary to compensate our named executive officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent. A named executive officer’s base salary at hire is determined through arm’s length negotiation. Mr. Trivedi’s annual base salary was determined to be $500,000 upon his appointment as President and Chief Executive Officer in December of 2019. We typically review and consider adjustments to our named executive officers’ base salaries on an annual basis, and consistent with such practice, Mr. Trivedi’s annual base salary was increased to $600,000 effective February 1, 2021. In addition, Mr. Bruening’s annual base salary was increased to $320,000 effective January 1, 2021 in connection with his promotion to Executive Vice President, Worldwide Sales and Marketing and Mr. Becker’s annual base salary was increased to $300,000 effective in February 2021 in connection with his appointment as Chief Financial Officer.
Non-Equity Incentive Plan Compensation
In March 2014, our board of directors adopted an Executive Incentive Compensation Plan, referred to as our Bonus Plan. Our Bonus Plan allows our compensation committee to provide cash incentive awards to selected employees, including our named executive officers, based upon performance goals established by our compensation committee.
Under the Bonus Plan, our compensation committee determines the performance goals applicable to awards, which goals may include, without limitation: attainment of research and development milestones, sales bookings, business divestitures and acquisitions, cash flow, cash position, earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, net income, net profit, net sales, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria. Performance goals that include the Company’s financial results may be determined in accordance with U.S. generally accepted accounting principles, or GAAP, or such financial results may consist of non-GAAP financial measures and any actual results may be adjusted by our compensation committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors our compensation committee determines relevant, and may be adjusted on an individual, divisional, business unit or company-wide basis. Any criteria used may be measured on such basis as our compensation committee determines. The performance goals may differ from participant to participant and from award to award.
Our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a performance period. The actual award may be below, at or above a participant’s target award, in our compensation committee’s discretion. Our compensation committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.
Actual awards are paid in cash (or its equivalent) in a single lump sum only after they are earned and approved by our compensation committee. Unless otherwise determined by our compensation committee, to earn an actual award, a participant must be employed by the Company (or an affiliate of the Company) through the date the bonus is paid. Payment of bonuses occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in the Bonus Plan.
Our board of directors has the authority to amend, alter, suspend or terminate the Bonus Plan provided such action does not alter or impair the existing rights of any participant with respect to any earned bonus.
For 2020, Messrs. Trivedi, Becker, Bruening, Cochran, Reiss and Constantino were eligible to receive annual cash bonuses based 100% on corporate performance goals under our 2020 Executive Cash Incentive Plan (the “Cash Incentive Plan”), as approved by our compensation committee. The Cash Incentive Plan was established under and subject to the terms of our Executive Incentive Compensation Plan. The corporate performance goal under the Cash Incentive Plan was based on achievement of two financial measures, 1) revenue with a 70% weighting and 2) adjusted net earnings before interest, taxes, depreciation and amortization (“net EBITDA”) with a 30% weighting, which is a non-GAAP measure1. Generally, the portion of the corporate performance based on the revenue would result in funding of bonuses at 60% upon the achievement of a threshold level of revenue of $225.4 million and at 100% upon the achievement of a target level of revenue of $229.6 million, as specified in the Cash Incentive Plan. The maximum amount that could be earned for 2020 was capped at 140% of target for revenue of $235.9 million. The portion of the corporate performance goal based on adjusted net EBITDA would result in funding of bonuses at 60% upon the achievement of a threshold level of adjusted net EBITDA of $36.2 million and at 100% upon the achievement of a target level of adjusted net EBITDA of $39 million. The maximum amount that could be earned for 2020 was capped at 140% of target for net EBITDA of $41.9 million. Mr. Trivedi’s and Mr. Bruening’s target bonus opportunity for our 2020 fiscal year was equal to 100% of their 2020 base salary, Mr. Becker’s target bonus opportunity for our 2020 fiscal year was equal to 40% of his 2020 base salary, and Mr. Cochran’s and Mr. Reiss’ target bonus opportunities for our 2020 fiscal year were equal to 50% of their respective 2020 base salaries and Mr. Constantino’s target bonus opportunity for our 2020 fiscal year was equal to 65% of his 2020 base salary, in each case subject to proration for the amount of time they served in their roles.
In early 2021, our compensation committee reviewed our achievement against our corporate performance goals. Based on 2020 revenue of $225.5 million and adjusted net EBITDA of $45.5 million, bonuses were earned pursuant to the corporate performance goals under the Cash Incentive Plan of $424,500 for Mr. Trivedi, $93,390 for Mr. Becker, $200,000 for Mr. Bruening (which includes a discretionary amount of approximately $26,000) and $128,090 for Mr. Cochran. The compensation committee also approved a discretionary bonus of $75,500 for Mr. Trivedi. Mr. Reiss and Mr. Constantino did not receive any bonuses for 2020 due to their resignations during 2020.
Equity Compensation
In April of 2020, in connection with his appointment to the office of Executive Vice President of Worldwide Sales, Mr. Bruening was granted RSUs covering 25,000 shares of our common stock under our 2014 Equity Incentive Plan, which are scheduled to vest annually over four years commencing on the one-year anniversary of May 5, 2020, subject to Mr. Bruening’s continued service on each such vesting date. Additionally, Mr. Bruening was granted PSUs covering 100,000 shares of our common stock, which will become eligible to vest upon the achievement of certain stock price targets as set forth below (the “Performance Milestones”), as well as continued service to the Company, with vesting of any portion for which the Performance Milestone is achieved to be scheduled to occur in equal, annual installments over a three-year period following achievement of the Performance Milestone commencing on the one-year anniversary of achievement of the respective Performance Milestone.
Stock Price Achievement	Amount of PSU Award Eligible to Vest
$8.50	33,333 shares
$9.50	33,333 shares
$10.50	33,334 shares
The stock price achievement will be determined based on the 100-day stock price, which means achievement of the Stock Price Achievement or greater with respect to the average of the volume weighted average price of the Shares, as reported by Bloomberg L.P. or such other source as the Administrator deems reliable, for each trading day occurring in the trailing, one hundred (100) calendar days ending with (and inclusive of) such applicable date occurring during the period beginning on the PSU grant date and ending on the 4-year anniversary of the grant date (the “100-Day Stock Price”).
Pursuant to our Change in Control and Severance Agreement with certain of our named executive officers, upon certain terminations of employment that are within a specified change in control period, the named executive officer will receive 100% accelerated vesting of the named executive officer’s outstanding equity awards (unless otherwise provided in the award agreement), with any applicable performance goals considered achieved at target levels. For Mr. Bruening’s PSUs, the deal price is used to determine if the Performance Milestones are satisfied. See the “Executive Officer Employment Agreements” section below for additional information regarding the accelerated vesting of RSUs and PSUs.
1
We define Adjusted EBITDA as our GAAP net income (loss) excluding (i) interest expense, (ii) interest income and other (income) expense, net, (iii) depreciation and amortization expense, (iv) provision for income taxes, (v) stock-based compensation and related payroll tax, (vi) global portfolio rationalization expense, and (vi) non-recurring facilities expense.

In July 2020, our compensation committee approved the grant to certain of our named executive officers of time-based restricted stock unit awards (“RSUs”) covering the following number of shares of our common stock and the grant of performance-based restricted stock unit awards (“PSUs”) covering the following target number of shares of our common stock:
	RSUs	PSUs
Robert Cochran	26,315	61,403
Tom Constantino	24,122	56,286
Gunter Reiss	17,543	40,935
The PSUs comprised 70% of the annual equity awards to each of the above-named executive officers and include both performance-based vesting and service-based vesting. The PSUs will become eligible to vest upon the achievement of certain stock price targets as set forth below (the “Performance Milestones”), as well as continued service to the Company, with vesting of any portion for which the Performance Milestone is achieved (an “Eligible Portion”) to be scheduled to occur in three equal installments, with the first one-third (1/3rd) of the Eligible Portion to vest within thirty (30) days of achievement of the Performance Milestone and one-third (1/3) of the Eligible Portion to vest on each of the first and second anniversaries of achievement of the Performance Milestone, subject in each case to continued service on each such date.
$8.50 Performance Milestone: One-third (1/3rd) of the shares of the Company’s common stock subject to the PSU Award will become an Eligible Portion upon the achievement of $8.50 or greater 100-Day Stock Price occurring in the period beginning on the date of grant of the PSU Award and ending on the four (4) year anniversary of such date (the “Performance Period”).
$9.50 Performance Milestone: One-third (1/3rd) of the shares of the Company’s common stock subject to the PSU Award will become an Eligible Portion upon the achievement of $9.50 or greater with respect to the 100-Day Stock Price during the Performance Period.
$10.50 Performance Milestone: One-third (1/3rd) of the shares of the Company’s common stock subject to the PSU Award will become an Eligible Portion upon the achievement of $10.50 or greater with respect to the 100-Day Stock Price during the Performance Period.
The RSUs comprised the remaining 30% of the annual equity awards to each of the above-named executive officers and vest in four equal, annual installments with a first vest date of April 1, 2021, subject in each case to the named executive officer’s continued service through each vesting date.
Pursuant to our Change in Control and Severance Agreement with certain of our named executive officers, upon certain terminations of employment that are within a specified change in control period, the named executive officer will receive 100% accelerated vesting of the named executive officer’s outstanding equity awards. Pursuant to the award agreements related to the July 2020 PSUs and RSUs, the parties agreed that the acceleration provisions shall not apply to July 2020 awards.
In July 2020, our compensation committee approved grants of RSUs and PSUs to certain employees of the Company, including the following grants to Brian Becker (prior to his appointment as Interim CFO):
RSUs	PSUs
3,250	3,250
Mr. Becker’s RSUs are scheduled to vest in four equal, annual installments with a first vest date of August 5, 2021, subject in each case to Mr. Becker’s continued service through each vesting date.
Mr. Becker’s PSUs will become eligible to vest upon the achievement of $8.50 or greater 100-Day Stock Price occurring in the period beginning on the date of grant of the PSU award and ending on the four (4) year anniversary of such date. Upon achievement of the $8.50 100-Day Stock Price, Mr. Becker’s PSUs are scheduled to vest as to one-half (1/2) of the PSUs within thirty (30) days of achievement of the $8.50 100-Day Stock Price and one-fourth (1/4) of the PSUs on each of the first and second anniversaries of achievement of the $8.50 100-Day Stock Price, subject in each case to Mr. Becker’s continued service on each such date.
In October 2020, our compensation committee approved the grant to Mr. Becker of 10,000 PSUs with the same terms of those granted to certain other named executive officers above in July 2020.

Retirement Plan
We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements under the plan. The plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Participants of our 401(k) plan are able to defer a percentage of their eligible compensation, subject to applicable annual Internal Revenue Code and plan limits. All participants’ interests in their deferrals are 100% vested when contributed. We also provide matching contributions under our 401(k) plan that generally vest over a 4-year period based on the participant’s employment. Through May 2020, the Company matched 50% of the first 6% of eligible compensation contributed, for up to $2,500 per year. The Company resumed matching contributions effective February 1, 2021. Pre-tax contributions are allocated to the participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The 401(k) plan is intended to qualify under Internal Revenue Code Section 401(a) with the plan’s related trust intended to be tax exempt under Internal Revenue Code Section 501(a). As a tax-qualified retirement plan, the 401(k) plan allows contributions, and earnings on those contributions, not to be taxable to the employees until distributed from the 401(k) plan.
Perquisites and Other Personal Benefits
We generally do not provide perquisites or other personal benefits to our named executive officers.
Compensation Governance
Hedging and Pledging
Pursuant to our Insider Trading Policy, all employees (including executives) are prohibited from engaging in transactions in publicly traded options and other derivative securities with respect to our common stock, including any hedging or similar transaction designed to decrease the risks associated with holding company securities. Our named executive officers are also prohibited from pledging company securities as collateral or holding company securities in a margin account.
Compensation Program Risk Assessment
Our compensation committee is required to assess whether our compensation policies and practices and, in particular, our performance-based compensation practices, encourage executives or other employees to take unnecessary or unreasonable risks that could threaten the long-term value of the Company or that are reasonably likely to have a material adverse effect on the Company. Our compensation committee does not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. Management believes that our practices adequately manage this risk because:
•	our executive compensation is benchmarked by our independent compensation consultant to our peers;
•	annual cash bonuses are capped at 140% of target;
•	our Executive Incentive Compensation Plan preserves discretion to permit our compensation committee to elect not to pay otherwise achieved bonus amounts for any reason; and
•	a meaningful component of compensation is equity grants with extended vesting periods designed to ensure that our executives value and focus on our long-term performance.
Compensation Process
Our compensation committee is responsible for the executive compensation programs for our executive officers. In order to decide how to compensate our executive officers, our compensation committee considers the recommendations of our Chief Executive Officer regarding compensation for the respective executive officers that report to him based on our results and each executive officer’s contribution toward these results and overall performance. Our Chief Executive Officer does not make recommendations as to his own compensation.
Our compensation committee also decides how to compensate our executive officers, including the Chief Executive Officer, by considering competitive market data. While our compensation committee is authorized to retain the services of executive compensation advisors to establish compensation programs and related policies, it did not retain an advisor during 2020. Compensia previously assisted our compensation committee during 2019, including the development of the group of peer companies discussed below to help us determine the appropriate level of overall compensation for our executive officers, as well as assessing each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair. During 2020, we continued to use information provided by Compensia during 2019 (as well as information from Radford) to help us determine the appropriate level of overall compensation for our executive officers.
Our compensation committee considers recommendations from peer and market data to make its final decisions as to total compensation for our Chief Executive Officer, as well as each individual compensation component. For the executive officers other than our Chief Executive Officer, our compensation committee also considers the recommendations of our Chief Executive Officer,
Tax and Accounting Considerations
In determining executive compensation, the compensation committee also considers, among other factors, the possible tax consequences to us and to our executives. To maintain maximum flexibility in designing compensation programs, the compensation committee, while considering company tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible.
Compensation Committee Report
The compensation committee has reviewed and discussed with management the section titled “Compensation Discussion and Analysis” above. Based on such review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the members of the compensation committee of the board of directors:
Peter Y. Chung (Chair)
Tor R. Braham
Eric Singer

Fiscal 2020 Summary Compensation Table
The following table provides information regarding the compensation paid to, or earned by, our named executive officers (each, an “NEO” and together, the “NEOs”) for each of our fiscal years ended December 31, 2020, 2019 and 2018.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Dhrupad Trivedi(3) Chief Executive Officer & President	2020	500,000	75,500	—	424,500	3,890	1,003,890
	2019	41,667	—	3,215,000	—	109	3,256,776
Brian Becker(4) Chief Financial Officer	2020	263,750	—	122,955	93,390	2,861	482,956
Matthew Bruening(5) Executive Vice President Worldwide Sales & Marketing	2020	206,515	25,601	925,000	174,399	1,736	1,333,251
Robert Cochran(6) EVP, Legal & Corporate Collaboration & Secretary	2020	301,744	—	599,991	128,090	6,342	1,036,167
	2019	301,744	60,400	702,500	30,174	6,262	1,101,080
Gunter Reiss(7) Former VP, Worldwide Marketing	2020	303,181	—	399,990	—	231,542	934,713
	2019	299,230	57,500	501,783	26,074	3,811	888,398
Tom Constantino(8) Former EVP, Chief Financial Officer	2020	206,515	—	549,991	—	273,338	1,029,844
	2019	350,075	91,000	702,500	31,857	4,951	1,180,383
	2018	355,154	—	793,315	44,053	3,811	1,196,333
(1)
The amounts reported in the Stock Awards column represent the grant date fair value of the stock award as computed in accordance with FASB ASC Topic 718. As required by the rules of the SEC, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Note that the amount reported in this column does not correspond to the actual economic value that may be received by the NEO from the award. The assumptions that we used to calculate these amounts are discussed in Note 9 to our audited financial statements included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020. There were no stock options granted to our NEOs in fiscal year 2020.

(2)	The amounts reported in this column represent life insurance premiums paid on behalf of the executive, 401(k) matching contributions and non-cash gifts.
(3)
Mr. Trivedi was appointed to be our President and Chief Executive Officer in December 2019. The amount reported as Bonus represents a discretionary amount awarded by the compensation committee for Mr. Trivedi’s overall positive contributions to the company’s 2020 success in terms of revenue and adjusted EBITDA.

(4)	Mr. Becker was appointed as our Interim Chief Financial Officer in September 2020 and as our Chief Financial Officer in February 2021.
(5)
Mr. Bruening was appointed as our EVP Worldwide Sales in April 2020 and as our EVP, Worldwide Sales and Marketing in January 2021. The amount reported as Bonus represents a discretionary amount awarded by the compensation committee for Mr. Bruening’s overall positive contributions to the company’s 2020 success in terms of revenue and adjusted EBITDA.

(6)	Mr. Cochran became an NEO in 2019.
(7)
Mr. Reiss became an NEO in 2019 and resigned in December 2020. The amount reported as All Other Compensation includes severance in the amount of $227,386 representing nine (9) months of salary as well as $30,000 pursuant to his separation agreement.

(8)
Mr. Constantino resigned in September 2020. The amount reported as All Other Compensation includes severance in the amount of $262,556 representing nine (9) months of salary as well as $6,364 representing three (3) months of continued health coverage.

Grants of Plan-Based Awards in 2020
The following table shows information regarding cash incentive and equity awards granted to our NEOs during our fiscal year ended December 31, 2020.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Plan Name -1	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
Dhrupad Trivedi	6/3/2020	Bonus Plan	300,000	500,000	700,000	—	—	—	—	—
Brian Becker	9/17/2020	Bonus Plan	66,000	110,000	154,000	—	—	—	—	—
	7/20/2020	2014 EIP	—	—	—	1,625	3,250	3,250	—	24,928
	10/19/2020	2014 EIP	—	—	—	3,333	10,000	10,000	—	73,100
	7/20/2020	2014 EIP	—	—	—	—	—	—	3,250(5)	24,928
Matthew Bruening	6/3/2020	Bonus Plan	174,000	290,000	406,000	—	—	—	—	—
	4/29/2020	2014 EIP	—	—	—	33,333	100,000	100,000	—	740,000
	4/29/2020	2014 EIP	—	—	—	—	—	—	25,000(6)	185,000
Robert Cochran	6/3/2020	Bonus Plan	90,523	150,872	211,221	—	—	—	—	—
	7/2/2020	2014 EIP	—	—	—	20,467	61,403	61,403	—	419,997
	7/2/2020	2014 EIP	—	—	—	—	—	—	26,315(7)	179,995
Gunter Reiss(8)	6/3/2020	Bonus Plan	90,955	151,591	212,227	—	—	—	—	—
	4/29/2020	2014 EIP	—	—	—	13,645	40,935	40,935	—	248,880
	4/29/2020	2014 EIP	—	—	—	—	—	—	17,543(7)	119,994
Tom Constantino(9)	6/3/2020	Bonus Plan	136,529	227,549	318,569	—	—	—	—	—
	7/2/2020	2014 EIP	—	—	—	18,762	56,286	56,286	—	384,994
	7/2/2020	2014 EIP	—	—	—	—	—	—	24,122(7)	164,994
(1)
Awards granted under the “Bonus Plan” represent cash incentives granted under our 2020 Executive Cash Incentive Plan. Awards granted under the “2014 Plan” represent awards granted under our 2014 Equity Incentive Plan.

(2)
Our non-equity incentive plan awards, and how they were determined, are based on corporate performance; 70% revenue and 30% adjusted EBITDA, as discussed above in the “Compensation Discussion and Analysis.” The amounts listed in this table represent the threshold, target and maximum amounts that would have been earned under the 2020 Executive Cash Incentive Plan assuming each NEO met the minimum thresholds, the target and the maximum of both revenue and adjusted EBITDA portions of the bonus that was awarded to the individual for fiscal year 2020. No amount of the corporate performance portion is earned for failure to achieve both minimum threshold levels for revenue and adjusted EBITDA.

(3)
The amounts shown represent shares potentially issuable pursuant to performance-based restricted stock units (or PSUs) granted under our 2014 Equity Incentive Plan, as discussed above in the “Compensation Discussion and Analysis”. These awards have both performance-based vesting and service-based vesting. The PSUs will become eligible to vest upon the achievement of certain stock price targets (the “Performance Milestones”), as well as continued service to the Company. The service-based vesting of any portion of Mr. Bruening’s PSUs for which the Performance Milestone is achieved (an “Eligible Portion”) is scheduled to occur in three equal installments, with the one-third (1/3rd) of the Eligible Portion to vest on each of the first, second and third anniversaries of achievement of the respective Performance Milestone, subject in each case to the NEO’s continued service on each such date. The service-based vesting for the Eligible Portion of Mr. Becker’s, Mr. Cochran’s, Reiss’ and Constantino’s PSUs granted on July 2, 2020 is scheduled to vest as to the first one-third (1/3rd) of the Eligible Portion within thirty (30) days of achievement of the Performance Milestone and an additional one-third (1/3) to vest on each of the first and second anniversaries of achievement of the Performance Milestone, subject in each case to the NEO’s continued service on each such date. The service-based vesting of any portion of Mr. Becker’s PSUs granted on July 20, 2020 for the Eligible Portion is scheduled to vest as to the first one-half (1/2) of the Eligible Portion within thirty (30) days of achievement of the Performance Milestone and an additional one-fourth (1/4) to vest on each of the first and second anniversaries of achievement of the Performance Milestone, subject in each case to the NEO’s continued service on each such date.

(4)	Amounts reported in this column represent the grant date fair value of RSU and PSU awards, calculated in accordance with FASB ASC Topic 718.
(5)
This RSU award is scheduled to vest in annual installments with one-fourth of the underlying shares vesting on August 5 of each of 2021, 2022, 2023 and 2024, subject to Mr. Becker’s continued service to the Company through each applicable vesting date.

(6)
This RSU awards is scheduled to vest in annual installments with one-fourth of the underlying shares vesting on May 5 of each of 2021, 2022, 2023 and 2024, subject to Mr. Bruening’s continued service to the Company through each applicable vesting date.

(7)
This RSU awards is scheduled to vest in annual installments with one-fourth of the underlying shares vesting on April 1 of each of 2021, 2022, 2023 and 2024, subject to the executive’s continued service to the Company through each applicable vesting date.

(8)	Mr. Reiss resigned from the company in December 2020 and therefore forfeited his non-equity and equity plan awards for 2020.
(9)	Mr. Constantino resigned from the company in September 2020 and therefore forfeited his non-equity and equity plan awards for 2020.

Outstanding Equity Awards at 2020 Year-End
The following table sets forth information regarding outstanding stock options and stock awards held by our NEOs as of December 31, 2020. The closing price per share on the NYSE of our common stock as of December 31, 2020 was $9.86 per share, which was used as the value of our common stock in the calculations. In connection with their resignations in 2020, Mr. Reiss and Mr. Constantino forfeited all unvested outstanding stock options and stock awards.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Dhrupad Trivedi	12/12/2019(1)(2)(3)					125,000	1,232,500
	12/12/2019(1)(4)							375,000	3,697,500
Brian Becker	10/22/2018(1)(5)					20,250	199,665
	7/23/2019(1)(6)					11,250	110,925
	7/20/2020(1)(7)					3,250	32,045
	7/20/2020(1)(8)							3,250	32,045
	10/19/2020(1)(9)							10,000	98,600
Matthew Bruening	4/29/2020(1)(2)(10)					25,000	246,500
	4/29/2020(1)(11)(12)							100,000	986,000
Robert Cochran	1/13/2012(13)(14)	173,333		$3.04	1/13/2022
	10/24/2013(13)(14)	106,665		$8.51	10/24/2023
	12/22/2014(1)(14)	80,000		$4.40	12/22/2024
	2/12/2016(1)(14)	85,000		$5.52	2/12/2026
	3/31/2017(1)(2)(15)					11,642	114,790
	10/22/2018(1)(2)(16)					19,439	191,669
	4/22/2019(1)(2)(17)					22,548	222,323
	4/22/2019(1)(2)(18)							70,150	691,679
	7/2/2020(1)(19)					26,315	259,466
	7/2/2020(1)(9)							61,403	605,434
(1)	Each of the outstanding stock option awards, RSU awards and performance-based restricted stock units (“PSU”) awards was granted under our 2014 Equity Incentive Plan.
(2)
In the event that we terminate the NEO’s employment without cause or the NEO resigns for good reason at any time during the period beginning on the date that we enter into an agreement resulting in our change in control and ending on the date 12 months after the change in control, the award will accelerate vesting in full as provided under the terms of the NEO’s Change in Control and Severance Agreement.

(3)
One quarter (1/4) of the shares of our common stock subject to the RSU award is scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of December 5, 2019, subject to continued service with us through each applicable vesting date.

(4)
125,000 of the shares of our common stock subject to the PSU award will become eligible to vest upon the achievement of certain stock price targets as follows (the “Performance Milestones”): $8.50; $9.50; and $10:50, as well as continued service to the Company, with vesting of any portion for which the Performance Milestone is achieved to be scheduled to occur in equal, annual installments over a three-year period following achievement of the Performance Milestone. The stock price achievement will be determined based on the average of the volume weighted average price (VWAP), as reported by Bloomberg L.P. or such other source as the Administrator deems reliable, for each trading day occurring in the trailing, one hundred (100) calendar days ending with (and inclusive of) the date of determination (the “100-Day Stock Price”) during the period beginning on the grant date of the PSU Award and ending on the four (4) year anniversary of such grant date (the “Performance Period”). If a change in control of the Company (“CIC”) occurs on or after the one (1) year anniversary of Mr. Trivedi’s start date with the Company and any Performance Milestone has not been met, then the amount of consideration to be received by the Company’s stockholders in the CIC will be measured against such Performance Milestone to determine whether any such Performance Milestone will be achieved in order for such portion of the award to become eligible to vest. If a CIC occurs prior to the one (1) year anniversary of Mr. Trivedi’s start date with the Company and any Performance Milestone has not been met, then 100% of the portion of the PSU Award for which the Performance Milestone has not yet been met will become eligible to vest. In addition, if a CIC occurs on or after the one (1) year anniversary of Mr. Trivedi’s start date but before the two (2) year anniversary of his start date, then 50% of the portion of the PSU Award for which the Performance Milestone has not yet been met will become eligible to vest. Any portion of the PSU Award that becomes eligible to vest in connection with a CIC will be scheduled to vest in equal, annual installments over a three-year period following the date of the CIC subject to continued service through the applicable vesting date. Any remaining portion of the PSU Award that has not become eligible to vest will be forfeited in connection with the CIC.

(5)
One quarter (1/4) of the shares of our common stock subject to the RSU award is scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of January 5, 2018, subject to continued service with us through each applicable vesting date.

(6)
One quarter (1/4) of the shares of our common stock subject to the RSU award is scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of August 5, 2019, subject to continued service with us through each applicable vesting date.

(7)
One quarter (1/4) of the shares of our common stock subject to the RSU award is scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of August 5, 2020, subject to continued service with us through each applicable vesting date.

(8)
The number of shares subject to the PSUs shown in the table represents the total number of unvested shares underlying the award as of 12/31/2020. The PSU award will become eligible to vest upon the achievement of the 100-Day Stock Price of $8.50 (the “Performance Milestone”) within the Performance Period, as well as continued service to the Company. Once the Performance Milestone is achieved, vesting will be scheduled to occur as to 50% within 30 days of achievement of the Performance Milestone and an additional 25% to vest on each of the first and second anniversaries of the date of achievement of the Performance Milestone, subject to NEO’s continued service with us through each such vesting date.

(9)
The number of shares subject to the PSUs shown in the table represents the total number of unvested shares underlying the award as of 12/31/2020. The PSU award will become eligible to vest upon the achievement of certain stock price targets as follows (the “Performance Milestones”): 100-Day Stock Price of $8.50; $9.50; and $10:50 during the Performance Period. In addition, for any portion of the PSU for which the Performance Milestone is achieved, will be scheduled to vest in three, equal, installments with the first 1/3rd to vest within 30 days of achievement of the Performance Milestone and an additional 1/3rd to vest on the first and second anniversaries of the date of achievement of the Performance Milestone, subject to NEO’s continued service with us through each such vesting date.

(10)
One quarter (1/4) of the shares of our common stock subject to the RSU award is scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of May 5, 2020, subject to continued service with us through each applicable vesting date.

(11)
In the event of an acquisition of the Company during the Performance Period, for any portion for which a Performance Milestone has not been achieved, the amount or value of the consideration to be received by the Company’s stockholders shall be measured against such Performance Milestone to determine whether any such Performance Milestone has been achieved. If it is determined that any Performance Milestone has been achieved, then that portion of the PSU will revert to the applicable service-based vesting.

(12)
The number of shares subject to the PSUs shown in the table represents the total number of unvested shares underlying the award as of 12/31/2020. The PSU award will become eligible to vest upon the achievement of certain stock price targets as follows (the “Performance Milestones”): 100-Day Stock Price of $8.50; $9.50; and $10:50 during the Performance Period. In addition, for any portion of the PSU for which the Performance Milestone is achieved, will be scheduled to vest in three, equal, annual installments commencing on the first anniversary of the date of achievement of the Performance Milestone, subject to NEO’s continued service with us through each such vesting date.

(13)	This outstanding stock option award was granted under our 2008 Equity Incentive Plan, as amended.
(14)	This stock option grant is fully vested.
(15)
One quarter (1/4) of the shares of our common stock subject to the RSU award is scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of February 12, 2017, subject to continued service with us through each applicable vesting date.

(16)
One quarter (1/4) of the shares of our common stock subject to the RSU award is scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of April 26, 2018, subject to continued service with us through each applicable vesting date.

(17)
One quarter (1/4) of the shares of our common stock subject to the RSU award is scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of May 5, 2020, subject to continued service with us through each applicable vesting date.

(18)
The number of shares subject to the PSU represents the total number of unvested shares underlying the award. The number of shares subject to the award that may become eligible to vest will be determined based on the extent of achievement of the Company’s revenue and cumulative Non-GAAP Operating Margin for the period of January 1, 2019 through December 31, 2021. If a determination is made that the achievement has been met, then on the 5th day of the second month following the achievement quarter, 75% of the shares subject to the PSU will vest and on the first anniversary of the initial vesting date, the remainder of the shares subject to the PSU will vest, subject to continued service with us through the applicable vesting date. In the event of a Change in Control prior to December 31,2021, if the performance metric has not been achieved by the date of the Change in Control, the PSU will be treated as though it was time-based RSU that vested in four equal annual installments with the first vesting date occurring on April 22, 2020 and the other installments vesting on April 22 of the subsequent three years.

(19)
One quarter (1/4) of the shares of our common stock subject to the RSU award is scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of April 1, 2020, subject to continued service with us through each applicable vesting date.

Option Exercises and Stock Vested in 2020
The following table sets forth the number of shares of common stock acquired during 2020 by our NEOs upon the exercise of stock options and the vesting of stock awards and the value realized upon such exercise or vesting.
Name	Option Awards— Number of Shares Acquired on Exercise (#)	Option Awards— Value Realized on Exercise ($)	Stock Awards— Number of Shares Acquired on Vesting (#)	Stock Awards— Value Realized on Vesting ($)(1)
Dhrupad Trivedi	—	—	31,250	251,875
Brian Becker	—	—	13,875	101,580
Matthew Bruening	—	—	—	—
Robert Cochran	—	—	42,678	296,285
Tom Constantino	109,687	31,597	61,300	414,126
Gunter Reiss	—	—	33,568	234,665
(1)
The value realized upon exercise was determined by multiplying (i) the number of shares exercised by (ii) the difference between the exercise price per share and the closing price per share on the NYSE of our common stock on the day of exercise.

(2)
The value realized upon vesting was determined by multiplying (i) the number of shares of our common stock acquired on vesting by (ii) the closing price per share on the NYSE of our common stock on the day of vesting.

Pension Benefits & Nonqualified Deferred Compensation
We do not provide a pension plan for our employees, and none of our NEOs participated in a nonqualified deferred compensation plan during 2020.
Executive Officer Employment Agreements
We entered into employment offer letters with certain of our NEOs in connection with commencement of employment with us. Mr. Trivedi, Mr. Bruening, Mr. Cochran, Mr, Constantino and Mr. Reiss are eligible to receive certain severance payments and/or benefits in connection with their termination of employment under various circumstances, including following a change in control, pursuant to written change in control and severance arrangements described below.
Mr. Constantino resigned in September 2020 and Mr. Reiss resigned in December 2020. Therefore, they are not included in the Estimated Payments upon Termination or Change in Control table below. In connection with his separation with the Company, Mr. Constantino received severance in the amount of $262,556 representing nine (9) months of salary as well as continued health coverage for up to nine (9) months, worth an estimated $19,093. In connection with his separation with the Company, Mr. Reiss received severance in the amount of $227,386 representing nine (9) months of salary, a bonus of $30,000 in lieu of any 2020 cash bonus as well as continued health coverage for up to nine (9) months, worth an estimated $19,093.
Mr. Becker was appointed as Interim CFO in September 2020 and was promoted to CFO in February 2021. As of that time we have not entered into a Change in Control and Severance Agreement with Mr. Becker. Therefore, Mr. Becker is not included in the Estimated Payments upon Termination or Change in Control table below.
Change in Control and Severance Agreements
We entered into a Change in Control and Severance Agreement (each, an “Agreement” and together, the “Agreements”) with Mr. Trivedi, Mr. Bruening, Mr. Cochran, Mr. Constantino and Mr. Reiss.
Each NEO’s Agreement provides that upon completion of at least one year of employment in an executive role, except in the case of Mr. Trivedi who does not have a one year threshold, if (a) we terminate the executive’s employment with us for any reason other than for cause and not due to the executive’s death or disability, or (b) the executive resigns for Good Reason (as defined in the Agreement), and in each case the termination does not occur during the Change in Control Period (as defined in the Agreement), the executive will receive the following severance benefits: (i) continuing payments of salary at a rate equal to executive’s base salary rate in effect immediately prior to the executive’s termination for a period of 12 months in the case of Mr. Trivedi or nine months in the case of the other NEOs, and (ii) continuing payments to reimburse the executive for COBRA continuation coverage for a period of up to 12 months in the case of Mr. Trivedi or nine months in the case of the other NEOs.

Each Agreement further provides that if we terminate the executive’s employment with us for any reason other than cause and not due to the executive’s death or disability, or the executive resigns for Good Reason, and in each case the termination occurs during the Change in Control Period, the executive will receive the following severance benefits: (i) a lump sum cash payment equal to 100% of the greater of the executive’s salary in effect as of immediately prior to his employment termination or the Change in Control, (ii) a lump sum cash payment equal to 100% of the greater of the executive’s target bonus in effect for the year in which the executive’s employment terminates or the Change in Control occurs, (iii) continuing payments to reimburse the executive for COBRA continuation coverage for a period of up to 12 months, and (iv) 100% accelerated vesting of the executive’s outstanding equity awards, with any applicable performance goals considered achieved at the target levels (with certain exceptions as listed below).
The equity award agreement for Mr. Trivedi’s outstanding performance-based restricted stock units granted in December of 2019 with stock price performance goals provides that upon a Change in Control, the deal price is used to determine if the stock price performance goals are satisfied, unless 1) the Change in Control occurs before the 1-year anniversary of Mr. Trivedi’s employment start date, all stock price performance goals are deemed to be satisfied or 2) the Change in Control occurs on or after the 1-year anniversary but before the 2-year anniversary of Mr. Trivedi’s employment start date, then fifty percent (50%) of the portion of the PSU for which the stock price performance goals have not been met will be deemed satisfied.
The equity award agreement for Mr. Bruening’s outstanding performance-based restricted stock units granted in April of 2020 with stock price performance goals provides that upon a Change in Control, the deal price is used to determine if the stock price performance goals are satisfied.
The PSU and RSU equity awards granted to Mr. Becker, Mr. Cochran, Mr. Constantino and Mr. Reiss in 2020 specifically do not have any accelerated vesting.
In order to receive the severance benefits under the Agreement, the executive must sign and not revoke a release of claims in our favor and comply with confidentiality obligations.
As defined in the Agreements, “Cause” generally means the executive’s (i) repeated failure to perform his duties and responsibilities to the Company or abide in all material respects with the Company’s policies after receiving written notice, (ii) engagement in illegal conduct injurious to the Company in any material respect, (iii) material violation or material breach of his confidential information and invention agreement with the Company that is not cured within 20 days of written notice or is incapable of cure, or (iv) conviction or plea of no contest to a felony (other than motor vehicle offenses that do not materially impair the executive’s performance of his employment duties) or any crime involving fraud, embezzlement or other offense involving moral turpitude, and/or committing any act of embezzlement, dishonesty or fraud against or the misappropriation of material property belonging to the Company.
As defined in the Agreements, “Change in Control Period” generally means, subject to the occurrence of a Change in Control, the period beginning on the date that an agreement to enter into such Change in Control is signed and executed, and ending on the date 12 months following such Change in Control. As will be defined in the Agreements, “Change in Control” generally means the occurrence of any of the following events: (i) a change in our ownership that occurs on the date that any one person or persons acting as a group (“Person”), acquires ownership of our stock that, together with the stock already held by such Person, constitutes more than 50% of the total voting power of our stock; or (ii) a change in our effective control that occurs on the date that a majority of members of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the date of the appointment or election; or (iii) a change in the ownership of a substantial portion of our assets that occurs on the date that any Person acquires (or has acquired during a 12-month period) assets from us with a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition(s), excluding any transfer to an entity that is controlled by our stockholders immediately after the transfer and any transfer of assets by us to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us. For purposes of this definition, gross fair market value means the value of our assets, or the value of our assets being disposed of, determined without regard to any liabilities associated with such assets.
As defined in the Agreements, “Good Reason” generally means the executive’s voluntary termination of employment with us within 90 days following the expiration of our cure period following one or more of the following occurring without the executive’s prior consent: (i) a material reduction in the executive’s gross base salary other than in connection with a similar reduction for all similarly situated employees; (ii) a material reduction in the executive’s authority, duties, or responsibilities; or (iii) a relocation of the executive’s principal place of work to a location that is more than 50 miles from his current principal work site for us. The executive may not resign for Good Reason without first providing us with notice within 60 days of the initial existence of the condition that he believes constitutes Good Reason identifying the grounds for Good Reason and a reasonable cure period of at least 30 days following the date of such notice, during which such grounds must not have been cured.
Potential Payments Upon Termination or Change in Control
The following table provides an estimate of the payments and benefits that would be provided in the circumstances described above for each of the NEOs, assuming the triggering event took place on December 31, 2020 (the last business day of 2020) and based on the $9.86 closing price per share of our common stock on the NYSE on that date. A number of factors may affect the nature and amount of any potential payments or benefits, and as a result, the payments and benefits actually paid (if any) may be different. For example, a triggering event may occur on a date other than December 31, 2020, the price per share of our common stock on the date of the triggering event may be higher or lower than $9.86 or the assumptions relied upon in the estimate of potential payments and benefits below may not reflect the actual circumstances of the triggering event. Accordingly, there is no guarantee that a triggering event would produce the same or similar results as those estimated below.
Mr. Constantino resigned in September 2020 and Mr. Reiss resigned in December 2020 and are therefore not included in the tables below. In connection with his separation with the Company, Mr. Constantino received severance in the amount of $262,556 representing nine (9) months of salary as well as continued health coverage for up to nine (9) months, worth an estimated $19,093. In connection with his separation with the Company, Mr. Reiss received severance in the amount of $227,386 representing nine (9) months of salary, a bonus of $30,000 in lieu of any 2020 cash bonus as well as continued health coverage for up to nine (9) months, worth an estimated $19,093.
Termination of Employment Unrelated to a Change in Control
Name	Salary Continuation ($)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Dhrupad Trivedi	500,000	25,332	525,332
Matthew Bruening	217,500	17,685	235,185
Robert Cochran	226,308	19,089	245,397
Termination of Employment in Connection with a Change in Control
Name	Salary Continuation ($)	Target Annual Cash Bonus ($)	Restricted Stock Units ($)(1)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Dhrupad Trivedi	500,000	500,000	4,005,625	25,332	5,030,957
Matthew Bruening	290,000	290,000	903,833	23,580	1,507,413
Robert Cochran(2)	301,744	150,872	528,782	25,452	1,006,850
(1)
The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock unit awards that would have vested had the NEO been terminated in connection with a Change in Control. The aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock unit awards at December 31, 2020, that would become vested by (ii) $9.86 (the closing market price of our common stock on the NYSE on December 31, 2020, the last trading day in the fiscal year ended December 31, 2020).

(2)
Excludes certain PSUs granted to Mr. Cochran in 2018, the performance milestone of which is determined based on achievement of the Company’s revenue and cumulative Non-GAAP Operating Margin for the period of January 1, 2019 through December 31, 2021. Although this performance milestone is unlikely to be met, had a termination of employment in connection with a Change in Control occurred on December 31, 2020, it would have resulted in vesting of equity with a value of $691,679.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2020. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1) (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	6,560,003(2)	$5.44(3)	16,642,936
Equity compensation plans not approved by stockholders	—	—	—
Total	6,560,003(2)	$5.44(3)	16,642,936
(1)
Includes 14,821,750 shares under our 2014 Equity Incentive Plan (the “2014 Plan”) which provides that the number of shares of our common stock (“Shares”) available for issuance under the 2014 Plan will be increased on the first day of each fiscal year (the “Evergreen”) in an amount equal to the least of (i) 8,000,000 Shares, (ii) five percent (5%) of the outstanding Shares on the last day of the immediately preceding fiscal year or (iii) such number of Shares determined by our board of directors; provided, however, that such determination under clause (iii) will be made no later than the last day of the immediately preceding fiscal year. In November 2020, the board of directors determined that the Evergreen under the 2014 Plan shall be zero (0) Shares for 2021 and for each subsequent year during the term of the 2014 Plan, unless otherwise determined by the board of directors for a given year prior to the commencement of such given year. Also, includes 1,821,186 shares available for issuance under our 2014 Employee Stock Purchase Plan, including shares subject to purchase during the current purchase period.

(2)	Consists of 4,886,573 shares granted as restricted stock units or performance restricted stock units and options to purchase 1,673,430 shares.
(3)	The weighted average exercise price does not take into account outstanding restricted stock units or restricted stock awards, which have no exercise price.
CEO Pay Ratio
Presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee. The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act. SEC rules for identifying the median employee allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
As determined in accordance with SEC rules, the fiscal year 2020 annual total compensation was $1,003,890 for our CEO, as reported in the Summary Compensation Table, and $121,000 for our median employee, and the ratio of these amounts is 8 to 1.
As permitted by SEC rules, to identify our median employee, we elected to use the target annual total cash compensation of each employee as of the end of fiscal year 2020. For these purposes, target annual total cash compensation included annual base salary or hourly wages, target cash incentives, target commissions, and comparable cash elements of compensation in non-U.S. jurisdictions and was calculated using internal human resources records with all foreign currencies converted to U.S. dollars. All amounts were annualized for permanent employees who did not work for the entire year.
We selected the median employee from among our global population of employees as of the end of fiscal year 2020. We did not exclude any employees whether pursuant to the de minimis exemption for foreign employees or any other permitted exclusion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 26, 2021 for:
•	each of our directors and nominees for director;
•	each of our named executive officers;
•	all of our current directors and executive officers as a group; and
•	each person or group, who beneficially owned more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 76,914,118 shares of our common stock outstanding as of February 26, 2021. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of February 26, 2021 or issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of February 26, 2021 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o A10 Networks, Inc., 2300 Orchard Parkway, San Jose, California 95131. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with Summit Partners, L.P.(1)	9,560,941	12.43%
Entitles affiliated with VIEX Capital Advisors, LLC(2)	7,727,206	10.05%
Entities affiliated with Blackrock, Inc.(3)	5,530,552	7.19%
Entitles affiliated with The Vanguard Group(4)	4,364,807	5.67%
GO ETF Solutions LLP(5)	4,061,106	5.28%
Renaissance Technologies Holdings Corporation(6)	3,893,972	5.06%
NEOs and Directors:
Dhrupad Trivedi	20,361	*
Brian Becker	14,668	*
Matthew Bruening	—	*
Robert Cochran(7)	621,653	*
Gunter Reiss(8)	175,974	*
Tom Constantino	102,766	*
Tor R. Braham(9)	118,609	*
Peter Y. Chung(1)	9,560,941	12.43%
J. Michael Dodson(10)	16,059	*
Mary Dotz	—	*
Eric Singer(2)	7,727,206	10.05%
All current executive officers and directors as a group (11 persons)(11)	18,255,471	23.73%
*	Represents beneficial ownership of less than one percent (1%).
(1)
Includes (i) 6,873,136 shares of common stock held of record by Summit Partners Growth Equity Fund VIII-A, L.P.; (ii) 2,510,989 shares of common stock held of record by Summit Partners Growth Equity Fund VIII-B, L.P.; (iii) 40,186 shares of common stock held of record by Summit Investors I, LLC, (iv) 3,535 shares of common stock held of record by Summit Investors I (UK), L.P., (v) 111,230 shares held in the name of Peter Y. Chung and (vi) 21,865 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of April 26, 2021. Peter Y. Chung holds shares and any RSUs for the benefit of Summit Partners, L.P., which he has empowered to determine when the underlying shares will be sold and which is entitled to the proceeds of any such sales. Summit Partners, L.P. is the managing member of Summit Partners GE VIII, LLC, which is the general partner of Summit Partners GE VIII, L.P., which is the general partner of each of Summit Partners Growth Equity Fund VIII-A, L.P. and Summit Partners Growth Equity Fund VIII-B, L.P. Summit Master Company, LLC is the managing member of Summit Investors Management, LLC, which is the manager of Summit Investors I, LLC, and the general partner of Summit Investors I (UK), L.P. Summit Master Company, LLC, as the managing member of Summit Investors Management, LLC, has delegated investment decisions, including voting and dispositive power, to Summit Partners, L.P. and its Investment Committee. Summit Partners, L.P., through a two-person Investment Committee currently composed of Martin J. Mannion and Peter Y. Chung, has voting and dispositive authority over the shares held by each of these entities and therefore may be deemed to beneficially owns such shares. In addition, Mr. Chung is a member of Summit Master Company, LLC. Each of the Summit entities mentioned herein, Summit Partners, L.P., Summit Master Company, LLC, Mr. Mannion and Mr. Chung disclaim beneficial ownership of the shares of common stock and the RSUs in each case, to the extent of it or his pecuniary interest therein. The address for each of these entities and persons is 222 Berkeley Street, 18th Floor, Boston, MA 02116.
(2)
A Schedule 13F was filed with the SEC on November 16, 2020 by VIEX Capital Advisors, LLC (“VIEX Capital”) and Eric Singer, as managing member of VIEX Capital. VIEX Capital is the investment manager and Eric Singer is the managing member of the following affiliated entities who are also beneficial owners: VIEX Opportunities Fund, LP – Series One, VIEX Opportunities Fund, LP – Series Two, VIEX Special Opportunities Fund II, LP, VIEX Special Opportunities Fund III, LP, VIEX GP, LLC, VIEX Special Opportunities GP II, LLC and VIEX Special Opportunities GP III, LLC. This Schedule 13F reports that VIEX Capital and Eric Singer have sole voting and dispositive power with respect to 7,691,096 shares beneficially owned as of September 30, 2020. Also includes 17,889 shares held in the name of Eric Singer issued to him for his role as an outside director and 18,221 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of April 26, 2021. The address for each of these entities and Mr. Singer is 323 Sunny Isles Blvd., Suite 700, Sunny Isles Beach, FL 33160.

(3)
A Schedule 13G/A was filed with the SEC on January 29, 2021 by BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company with the following subsidiaries who are also beneficial owners: BlackRock International Limited, BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisor, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Investment Management, LLC. This Schedule 13G/A reports that BlackRock has sole voting power with respect to 5,194,264 shares and sole dispositive power with respect to 5,530,552 shares beneficially owned as of December 31, 2020. The address for each of these entities is 55 East 52nd Street, New York, NY 10055.

(4)
A Schedule 13G was filed with the SEC on February 10, 2021 by The Vanguard Group (“Vanguard”). Vanguard is a parent holding company with the following subsidiaries who are also beneficial owners: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited. This Schedule 13G/A reports that Vanguard has sole dispositive power with respect to 4,181,557 shares and shared dispositive power with respect to 183,250 shares beneficially owned as of December 31, 2020. The address for each of these entities is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
A Schedule 13G was filed with the SEC on February 11, 2021 by GO ETF Solutions LLP (“GO Solutions”) and GO UCITS ETF Solutions PLC (“GO UCITS Solutions”). This Schedule 13G reports that Go Solutions has shared voting and sole dispositive power with respect to 4,061,106 shares beneficially owned as of December 31, 2020 and GO UCITS Solutions has shared voting power with respect to 4,061,106 shares beneficially owned as of December 31, 2020. The address for Go Solutions is One Coleman Street, London, EC2R 5AA and the address for GO UCITS Solutions is 2 Grand Canal Square, Dublin 2, Ireland.

(6)
A Schedule 13G was filed with the SEC on February 10, 2021 by Renaissance Technologies LLC, a Delaware limited liability company (“RTC”), and Renaissance Technologies Holdings Corporation, a Delaware corporation (“RTHC”). This Schedule 13G reports that RTC and RTHC (due to its majority ownership of RTC) have shared sole voting and power with respect to 3,528,833 shares and sole dispositive power with respect to 3,893,972 shares beneficially owned as of November 3, 2020. The address for RTC and RTHC is 800 Third Avenue New York, New York 10022.

(7)
Includes (i) 444,998 shares issuable upon exercise of options exercisable within 60 days after April 26, 2021 and (ii) 16,299 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of April 26, 2021.

(8)	Includes 99,375 shares issuable upon exercise of options exercisable within 60 days after April 26, 2021.
(9)	Includes 33,403 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of April 26, 2021.
(10)	Includes 5,466 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of April 26, 2021.
(11)
Includes (i) 444,998 shares issuable upon exercise of options held by our current executive officers and directors exercisable within 60 days after April 26, 2021 and (ii) 95,254 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of April 26, 2021. Includes Mr. Reiss who resigned in December 2020 and Mr. Constantino who resigned in September 2020.

RELATED PERSON TRANSACTIONS
We describe below all transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:
•	the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Investors Rights Agreement
We are party to an investors rights agreement which provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement, or request that the shares of such stock be covered by a registration statement that we are otherwise filing, subject to certain exceptions. Robert Cochran, our Executive Vice President, Legal and Corporate Collaborations, and certain entities affiliated with Summit Partners, L.P., which hold more than 5% of our outstanding capital stock and one of whose managing directors, Peter Y. Chung, is a member of our board of directors, are parties to the investors rights agreement.
Employment Arrangements and Indemnification Agreements
We have entered into employment arrangements with certain of our current and former executive officers. See “Executive Officer Employment Agreements.”
We have also entered into indemnification agreements with certain of our officers and directors that require us to indemnify our officers and directors to the fullest extent permitted by Delaware law.
Policies and Procedures for Related Party Transactions
The audit committee of our board of directors has the primary responsibility for reviewing and approving transactions with related parties. The audit committee charter provides that the audit committee may review and approve in advance any related party transactions.
We have adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of the audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, the audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. The audit committee has determined that certain transactions shall be deemed to be pre-approved by the audit committee, even if the aggregate amount involved will exceed $120,000, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

OTHER MATTERS
Fiscal Year 2020 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2020 are included in our Annual Report on Form 10-K. This proxy statement and our annual report are posted on our website at http://investors.a10networks.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to A10 Networks, Inc., Attention: Investor Relations, 2300 Orchard Parkway, San Jose, California 95131.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or execute and return, at your earliest convenience, the proxy card in the envelope that will be provided with the proxy card.
THE BOARD OF DIRECTORS

San Jose, California
March 17, 2021

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 28, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 28, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D37906-P50620

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

A10 NETWORKS, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	For	Withhold
1a. Tor R. Braham	☐	☐
1b. Peter Y. Chung	☐	☐
1c. Mary Dotz	☐	☐
1d. Eric Singer	☐	☐
1e. Dhrupad Trivedi	☐	☐

The Board of Directors recommends you vote FOR proposal 2 and 3.	For	Against	Abstain
2. To approve, on an advisory and non-binding basis, the compensation of our named executive officers.	☐	☐	☐
3. To ratify the appointment of Armanino LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D37907-P50620

A10 NETWORKS, INC.
Annual Meeting of Stockholders
April 29, 2021
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Dhrupad Trivedi, Brian Becker and Robert Cochran, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of A10 Networks, Inc., to be held on Thursday, April 29, 2021 at 10:00 a.m. Pacific time, at the Company's executive offices located at 2300 Orchard Parkway, San Jose, California 95131, and at any adjournments or postponements thereof, as follows:

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side